EXHIBIT 99.2

NEWS RELEASE

Immediate Release	Contacts: Howard Kaminsky, Chief Financial Officer
(818) 949-5300 ext. 5728
Leigh Parrish, Financial Dynamics
Stephanie Rich, Financial Dynamics
(212) 850-5706

SPORT CHALET AMENDS AND EXPANDS ITS EXISTING CREDIT FACILITY WITH BANK OF AMERICA, N.A.

- Provides Additional Financial Flexibility -

- Company Announces Fourth Quarter and Full Year Fiscal 2009 Business Update -

Los Angeles, California – (May 5, 2009) – Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB) today announced that it has amended and expanded its existing credit facility with Bank of America, N.A., which provides the Company with additional financial flexibility, and has provided a business update for its fourth quarter and fiscal year ended March 29, 2009.

Amendment of Credit Facility

Under the terms of the amended credit agreement, the Company’s availability increases by up to an additional $10.0 million until October 1, 2010.  The amendment effectively increases the revolver limit by more than 20% to $55.0 million from January 1st of each year until August 31st and also allows for seasonal advances up to $75.0 million from September 1st to December 31st.

Craig Levra, Chairman and CEO of Sport Chalet, stated, “We are very pleased to have successfully amended and expanded our credit facility with Bank of America, particularly given the current market conditions.  This new agreement is another positive step that will allow us to continue focusing on growing our top line results, working with our vendors to procure and market compelling merchandise and bringing innovative features to customers through our recently launched e-commerce website at www.sportchalet.com.  We are gratified by the support of all of our stakeholders, including our vendors and landlords, and we consider this expanded facility to be a strong indication of our lenders’ confidence in our improved performance and the long-term opportunities for the business.”

John Mostofi, Bank of America Business Capital West Division Executive, stated, “We are pleased to see that the initiatives that Sport Chalet’s management team has undertaken to improve the business are beginning to demonstrate results.  This financing should give the Company the liquidity to continue to execute its business strategy. We hope to continue to play a key role in our client’s future capital markets needs.”

Fiscal 2009 Business Update

Sport Chalet also today provided a business update for its fourth quarter and fiscal year ended March 29, 2009.

Craig Levra, Chairman and CEO of Sport Chalet, stated, “As expected, our fiscal 2009 financial results reflect the difficult macro environment that began in the Western markets in which we operate. However, we anticipated challenges earlier in the year and swiftly took a number of actions to protect our business. We implemented a significant expense reduction plan which continues to gain traction.  Additionally, through our team’s strong execution and our enhanced systems, we were able to manage our aged inventory and maintain fresh inventory levels throughout our stores.  We started fiscal 2009 with our new SAP system in place and we began to realize the benefits of this system as the year progressed.  Most importantly, we remained committed to connecting with our customers as we launched our new e-commerce offering at www.sportchalet.com, grew our Action Pass program and continued to offer unmatched ‘expert’ service in our stores.”

The Company currently expects to report fourth quarter net sales of approximately $84.5 million compared to $96.8 million in the same period of the prior year.  Comparable store sales for the fourth quarter declined approximately 18% from the same period a year ago.  Sport Chalet anticipates a fourth quarter loss in the range of $10.4 million to $11.0 million, or $0.73 to $0.76 per diluted share, compared to a loss $2.8 million, or $0.20 per diluted share, in the prior year’s fourth quarter.

For fiscal 2009, the Company expects to report net sales of approximately $372.5 million compared to $402.5 million in the prior year. Comparable sales for the full year declined approximately 13% from fiscal 2008. Sport Chalet anticipates a fiscal 2009 loss in the range of $51.5 million to $52.1 million, or $3.58 to $3.61 per diluted share.  Excluding a non-cash impairment charge and tax provision recorded in the third quarter, Sport Chalet anticipates a fiscal 2009 loss in the range of $34.7 million to $35.4 million, or $2.41 to $2.45 per diluted share.  This compares to a net loss of $2.1 million, or $0.15 per diluted share, in the prior year, which excludes a non-cash impairment charge recorded in the third quarter of fiscal 2008.

To date in fiscal 2010, the Company’s sales trends have improved compared to those in the last half of fiscal 2009.  Sport Chalet’s sales and operating margin are exceeding its plan established with its lenders.

Craig Levra, Chairman and CEO of Sport Chalet, continued, “While our fiscal 2009 results reflect the challenging environment in which we continue to operate, we have made substantial progress in improving our business.  We continue to prudently manage every aspect of our operations and we are seeing results from our efforts to reduce costs and operate more efficiently.  We are very pleased to have the strong support of our lenders, which is demonstrated by our expanded credit facility.  Additionally, we continue to collaborate with our vendors and landlords as we navigate through the current environment and work to position Sport Chalet for when the economy improves.  We have been encouraged by our most recent performance during the month of April as sales trends have improved versus what we experienced in fiscal 2009.  We are confident that the steps we are taking today will enable us to generate improved results.”

Sport Chalet will report full financial results for the fourth quarter of fiscal 2009 in early June.

About Sport Chalet, Inc.
Sport Chalet, founded in 1959 by Norbert Olberz, is a leading operator of full service specialty sporting goods stores in California, Nevada, Arizona and Utah.  The Company offers over 50 services for the serious sports enthusiast, including backpacking, canyoneering, and kayaking instruction, custom golf club fitting and repair, snowboard and ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune-up and repair throughout its 55 locations.  The address for Sport Chalet’s web site is www.sportchalet.com.

Disclosure Regarding Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including any statement concerning the effect of the amendment of its credit facility on the Company’s prospects or the ability of the Company to identify and implement opportunities to improve its results of operations or prospects.  Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the negative effect of the economic downturn on the Company’s sales, limitations on borrowing under the Company’s bank credit facility, the Company’s ability to reduce an adequate amount of operating expenses and control costs, the competitive environment in the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas.  These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

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